 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Meta Financial Group of our report dated November 30, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Meta Financial Group for the year ended September 30, 2020, and to the reference to us under the heading “Experts” in the prospectus.

Crowe LLP

/s/ Crowe LLP

Grand Rapids, Michigan

September 28, 2021